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                                                                EXHIBIT 10(a)(5)

                                  EXHIBIT A

                               PROMISSORY NOTE


$2,000,000.00                                                      June 30, 1996

                                                                    Bryan, Texas

     FOR VALUE RECEIVED, I, WE, or either of us, jointly and severally if more than one, (herein referred to as "Maker") hereby promises to pay to the order of FIRST NATIONAL BANK OF BRYAN, Bryan, Brazos County, Texas (herein together with all subsequent holders hereof referred to as "Holder" or "Payee") at 2807 Texas Avenue South, Bryan, Brazos County, Texas in lawful money of the United States of America, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) or so much thereof as may be advanced, together with interest on the principal balance hereof at the rate hereinafter provided.

     Interest on the principal balance hereof from time to time remaining unpaid prior to maturity shall accrue at a varying rate of interest per annum, equal to the lesser of (a) the Maximum Lawful Rate, or (b) the Prime Rate of Texas Commerce Bank, Houston, Harris County, Texas in effect from day to day calculated on the basis of three hundred sixty (360) days per year, except as otherwise provided herein. PROVIDED HOWEVER, in no event shall the interest rate charged on the unpaid principal balance of this Note exceed eighteen percent (18%) per annum. As used herein, the term "Maximum Lawful Rate" means the greatest of the non-usurious rates of interest from time to time permitted under applicable federal and Texas law. To the extent of the applicability of Chapter One of Title 79, Texas Revised Civil Statute as amended (the "Texas Credit Code"), the Maximum Lawful Rate shall be the highest permitted rate based upon the Indicated Rate Ceiling (as defined in Chapter One), but to the extent now or hereafter permitted by Texas law, Holder may from time to time implement, withdraw, and reinstate any ceiling as an alternative to the Indicated Rate Ceiling, including the right to reinstate the Indicated Rate Ceiling. The Maximum Lawful Rate shall be applied by taking into account all amounts characterized by applicable law as interest on the debt evidenced by this Note, so that the aggregate of all interest does not exceed the maximum non-usurious amount permitted by applicable law. If the Maximum Lawful Rate is increased or removed by statute or other governmental action subsequent to the date of this Note, then the new Maximum Lawful Rate, if any, will be applicable to this Note from the effective date of the new Maximum Lawful Rate unless such application is precluded by the statute or governmental action or by the general law of the jurisdiction governing this Note. If at any time, the rate of interest provided in (b) above shall exceed the Maximum Lawful Rate, then any subsequent reduction in the Prime Rate will not


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reduce the rate of interest hereunder below the Maximum Lawful Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued if there had been no limitation to the Maximum Lawful Rate. The term "Prime Rate" means the interest rate established and quoted from time to time by Texas Commerce Bank, Houston, Harris County, Texas, as its prime commercial loan rate, whether or not such rate is charged in each instance. Any change in the interest rate resulting from a change in Prime Rate or in the Maximum Rate, as the case may be, shall be effective, without notice to Maker, on the same date as such change. If a published annual prime interest rate ceases to be made available by the Texas Commerce Bank, Houston or by any successor thereto, the Note Holder will set the Note interest rate by using a comparable index.

     This is a revolving line of credit promissory note ("Note") and the Maker hereof shall have the right, so long as Maker is not in default hereunder, or under the terms and conditions of any security agreement, loan agreement and/or other loan documents and/or other instruments securing this note and subject to the further terms and conditions of this Note and the Loan Agreement, to draw upon and/or be advanced all or a part of the principal amount of this note, subject to the limitations hereinafter set out, at any time or from time to time from date hereof through June 30, 1997 (the "Advancement Period"). Thereafter, no further advances shall be made under this Note. Provided further, any advances requested by Maker and/or made by Holder from time to time and as to each time, shall be in an amount no less than TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) unless Maker's unused amount for advancement is less than $25,000.00, in which event, Maker can draw that unused amount. All repayments and/or prepayments from time to time made by Maker on the principal balance of this Note through June 30, 1997, shall in no event, be less than TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00), unless the principal balance of the Note is less than $25,000.00, in which event, Maker shall have the right to pay that principal amount. Except as otherwise provided in this Note or in the Loan Agreement and/or Security Agreements and other loan documents executed relative to this loan, there is no limitation as to the number of advances that can be made, so long as at the time of advancement the total unpaid principal balance hereof does not exceed the sum of TWO MILLION
AND NO/100 DOLLARS ($2,000,000.00). As a condition to Holder making advancements from time to time hereunder, Maker shall pay and promises to pay to Holder, quarterly, a sum equal to one-half of one percent (1/2 of 1%) per annum of the quarterly average unadvanced and unused line of credit balance of principal during the Advancement Period beginning June 30, 1996, and ending
June 30, 1997, with such sum being due and payable beginning on the 30th day of September, 1996, and continuing regularly and quarter-annually thereafter on the 30th



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day of December, March, June and September of each calendar year during the
Advancement Period. Maker's credit for advancement hereunder, shall always be the difference between the original principal amount of this note, which is $2,000,000.00, and the unpaid principal and interest balance on this note, from time to time and at such time or times as an advancement is made. The unpaid principal balance of this note and accrued interest thereon shall be due and payable as follows:

     (a) The unpaid principal balance of this Note shall be paid by Maker hereof in no more than thirty-six (36) equal monthly installments, using the unpaid principal balance on June 30, 1997, as the basis for calculation, with the first installment of principal being due and payable on or before the 30th day of July, 1997, and such installments continuing to be paid regularly on the 30th day of each calendar month thereafter until the 30th day of June, 2000, when all unpaid principal and unpaid accrued interest on this Note shall be payable in full.

     (b) Interest only that accrues from the date of this Note until the 30th day of June, 1997, the Advancement Period, shall be due and payable in monthly installments as it accrues on the unpaid principal balance hereof from time to time outstanding with the first monthly installment of interest being due and payable on or before the 30th day of July, 1996, and continuing on the 30th day of each calendar month thereafter until the 30th day of June, 1997.

          Thereafter, the unpaid accrued interest shall be due and payable on the 30th day of each calendar month in addition to the monthly installments of principal, beginning on the 30th day of July, 1997, and continuing on the 30th day of each month thereafter until June 30, 2000, when all unpaid accrued interest and unpaid principal shall be due and payable in full.

     (c) Any payments made, shall be first credited to the discharge of the accrued unpaid interest and then to the reduction of unpaid principal balance.

     Prepayments of principal on this Note made prior to June 30, 1997, shall be credited to the advancements made under this Note and Maker's credit for future advancements hereunder shall always be the difference between the original principal amount of $2,000,000.00 and the unpaid principal and interest balance of this Note from time to time and at such time or times as an advancement is made. NO ADVANCEMENTS WILL BE MADE AFTER JUNE 30, 1997.



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     Prepayments of principal on this Note made after June 30, 1997, shall be credited to the last maturing installments of principal.

     This Note is secured by, among other things, a Security Agreement and UCC-1 Financing Statements dated May 1, 1995, renewed and extended by a Security Agreement or even date hereof, executed by BODYBILT SEATING, INC. (formerly THE CHAIR WORKS, INC.), a Texas Corporation, acting by and through its duly authorized President, Mark A. McMillan, as Debtor, and FIRST NATIONAL BANK OF BRYAN, as Secured Party, covering the rights and properties more fully described therein including the following property:

     All accounts receivable, contract rights, accounts, checks, drafts, instruments, general intangibles and right to payment of every kind, and all inventory, goods, equipment, furniture, fixtures, leasehold improvements, and any replacements or substitutes thereof now owned or hereafter acquired by the Debtor, BODYBILT SEATING, INC. (formerly THE CHAIR WORKS, INC.), a Texas Corporation, used in or being a part of the business of the Debtor, arising out of or being a part of the business of Debtor known as "BodyBilt Seating, Inc. formerly The Chair Works" located at 3900 Texas Avenue South, Suite 107 in College Station.

     This Note is additionally secured by, among other things, a Security Agreement of even date herewith executed by BODYBILT SEATING, INC. (formerly THE CHAIR WORKS, INC.), a Texas Corporation, acting by and through its duly authorized President, Mark A. McMillan, as Debtor, and FIRST NATIONAL BANK OF BRYAN, as Secured Party, covering the rights and properties more fully described therein including the following property:

     Life Insurance Policy No. 0008636700 issued by Jackson National Life Insurance Company, dated December 20, 1990, insuring the life of MARK ALLEN McMILLAN and all cash value, dividends and proceeds therefrom.

     All past due payments of principal and, if permitted by applicable law, of interest, shall bear interest from maturity until paid at an interest rate per annum, which from day to day, shall be equal to the lesser of either (i) the Maximum Lawful Rate as defined above or (ii) the Past Due Rate. During the existence of any default hereunder or under any instruments securing or evidencing the loan evidenced hereby, the entire unpaid balance of




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principal shall also bear interest at the rate above provided on the principal balance hereof from time to time remaining unpaid prior to maturity. Interest on past due installments and default interest provided for in this paragraph shall be calculated at a daily rate equal to 1/360th of the applicable annual percentage rate.

     The term "Past Due Rate" as used in this Note means on any day, a rate per annum equal to eighteen percent (18%) computed using the annual basis described below.

     Any provision contained herein, to the contrary notwithstanding, computations of interest on the unpaid principal amount of this Note, from time to time outstanding, at rates provided in this Note, shall be made on the basis of actual number of days elapsed but, (i) to the extent permitted by applicable law such interest shall be computed as if each year consisted of three hundred sixty (360) days or (ii) to the extent computation of interest as specified in
(i) is not permitted by applicable law, interest shall be computed on the basis of a three hundred sixty-five (365) day year or three hundred sixty-six (366) day year, as the case may be.

     This Note shall be governed by and construed in accordance with Texas law and applicable federal law. The parties hereto intend to conform strictly to the applicable usury laws. In no event, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money hereunder or otherwise exceed the maximum amount permissible under applicable law. If fulfillment of any provision hereof or of any mortgage, loan agreement or other document now or hereafter evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, would involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced automatically to the limit of such validity. If Holder shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness of Maker to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted




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by applicable law.  The provisions of this paragraph shall control all existing and future agreements between Maker and Holder.

     If default is made in the payment of any installment or payment hereof, either principal or interest, or in the payment of any other sum due hereunder, promptly when the same shall be due and payable hereunder, or if there is any default under the Deed of Trust or any instrument which secures the payment of this Note or which is executed in connection with the loan evidenced by this Note, THEN HOLDER MAY ACCELERATE THE MATURITY OF THIS NOTE AND DECLARE THE ENTIRE UNPAID PRINCIPAL BALANCE AND ACCRUED INTEREST AT ONCE DUE AND PAYABLE.

     EACH MAKER, SURETY, ENDORSER AND ALL OTHER PARTIES LIABLE FOR THIS NOTE, WAIVE DEMAND, NOTICE OF INTENT TO DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NON-PAYMENT, PROTEST, NOTICE OF PROTEST, GRACE, NOTICE OF DISHONOR, NOTICE OF INTENT TO ACCELERATE MATURITY, NOTICE OF ACCELERATION OF MATURITY, AND DILIGENCE IN COLLECTION.

     If this Note is not paid at its maturity, regardless of how such maturity may be brought about, the Holder may foreclose the liens and security interests securing payment hereof or exercise any of its other rights hereunder or under any instrument which secures the payment of this Note, or at law or in equity. Failure to exercise any of such rights upon default shall not constitute a waiver of the right to exercise any of them at any time. Maker may be required to pay this note in full without the assistance of any other party, or any collateral or security for this note. Holder shall not be required to mitigate damages, file suit, or take any action to foreclose, proceed against, or exhaust any collateral or security in order to enforce payment of this note.

     Maker acknowledges that Holder has no duty of good faith to Maker, and acknowledges that no fiduciary, trust or other special relationship exists between Holder and Maker.

     If Holder requires the services of an attorney to enforce the payment of this Note or the performance of the deed of trust or any other security instruments and documents securing this Note, or other loan documents, or if this Note is collected through any lawsuit, probate, bankruptcy, or other judicial proceeding, Maker agrees to pay Holder all court costs, reasonable attorney's fees and expenses and other collection costs incurred by Holder.

     Maker may prepay this Note in full at any time or in part from time to time, without premium or penalty but such prepayment must be made as provided herein.




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     The term Maker, Holder and Payee and other nouns and pronouns include the plural if more than one. The term Maker, Holder or Payee also include their respective heirs, personal representatives, and assigns.

     Words of any gender used in this Note shall be held and construed to include any other gender and words in the singular number shall be held to include the plural and vice versa, unless the contexts require otherwise. When the note is executed by a corporation or other entity, then the pronouns such as "I", "my" or "me" shall be held and construed to mean the corporation or other entity.

    This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America, except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Chp. 15, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply hereto.

     This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America, except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Chp. 15, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply hereto.

     The Note hereby secured is given:

          in RENEWAL AND EXTENSION of the sum of $944,444.46 left owing and unpaid by Maker herein upon that one certain Line of Credit Note in the original principal sum of $1,000,000.00 dated May 1, 1995, executed by BODYBILT SEATING, INC. formerly THE CHAIR WORKS, INC. and payable to the order of FIRST NATIONAL BANK OF BRYAN, more fully described in and secured by a Security Agreement and UCC-1 Financing Statements dated March 1, 1993, which security interests are hereby expressly acknowledged by Maker as valid and subsisting security interests against the property herein described;

          and

          the balance available to Maker for advancement under this Line of Credit Promissory Note as of the date hereof is $1,055,555.54.





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     Advancements to be funded under this Note, from time to time, are subject to the requirements and the terms, conditions, provisions and covenants of that certain Loan Agreement of even date herewith executed by Maker herein. Furthermore, a violation of or non-compliance of any such terms, conditions, provisions, and/or covenants shall constitute a default under the terms and conditions of this Promissory Note and the Holder hereof shall have full right and authority to refuse to make any advancement or advancements hereunder or cease to make any further or future advancements hereunder at the sole option of the Holder hereof.

                                    BODYBILT SEATING, INC. formerly THE
                                    CHAIR WORKS, INC.




                                    By:
                                       ---------------------------------------
                                          Mark A. McMillan,
                                          President










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           EXHIBIT 10(a)(5) - SCHEDULE OF SIMILAR PROMISSORY NOTES


  Lender:   . . . . . . . . . .     The First National Bank of Bryan
                                    2807 Texas Avenue
                                    PO Box 833
                                    Bryan, Texas 77805
  Borrower:   . . . . . . . . .     BodyBilt Seating, Inc.
                                    4455 Carter Creek Parkway
                                    Bryan, Texas 77802
  Date:   . . . . . . . . . . .     May 1, 1995
  Loan Type:  . . . . . . . . .     Revolving Line of Credit (#033-118-60)
  Amount:   . . . . . . . . . .     $1 million
  Expiration:   . . . . . . . .     April 30, 1996
  Interest Rate:  . . . . . . .     Variable = to lesser of maximum lawful rate
                                    or 0.75% plus prime rate of First National
                                    Bank of Bryan calculated on 360-day year
  Renews and Extends:   . . . .     $437,500 owing on $450,000 Line of Credit
                                       Note dated April 15, 1994